Exhibit 99.1

AITX's RAD Continues Recurring Revenue Growth and Updates Operational Positive Cash Flow Expectations

RIO, ROSA and AVA Orders Advances Q2 Growth as Company Looks to Add $120K to $200K in New Recurring Revenue this Quarter, Nearing Operational Profitability

Detroit, Michigan, July 15, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), today announced that it expects to add between $120,000 and $200,000 in new recurring monthly revenue (RMR) during the second quarter of its fiscal year 2026, ending August 31. This projected growth is supported, in part, by a new order of seven RIO™ 360 solar-powered security towers, placed by a top 25 U.S. healthcare provider through the Company's wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), in addition to numerous other orders received since the start of the quarter.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD

an AITX company

ROBOTIC ASSISTANCE DEVICES

The Company confirmed that this increase in recurring revenue substantially narrows the gap to operational cash flow profitability, now anticipated in the third fiscal quarter covering September through November 2025. AITX attributes this progress to steady sales growth across its product lines, led by RIO 360 and supported by expanding adoption in key sectors, including healthcare, education, and logistics.

The new order from a leading healthcare provider adds to the dozens of RIO units the client has already deployed across its network of facilities. This latest deployment reflects both the client's satisfaction with RAD's performance and its continued strategy of replacing legacy security technologies with RAD's autonomous, AI-powered solutions. The seven additional RIO 360 towers will expand coverage at multiple locations, enhancing safety and security while contributing to the Company's recurring revenue base.

"Our growth in recurring revenue reflects the trust our clients are placing in RAD solutions and the progress we're making toward operational profitability," said Steve Reinharz, CEO and CTO of AITX and RAD. "Orders like this one continue to build our RMR foundation, driving the financial stability and scale necessary to support long-term success. We're closing in on a critical milestone and remain focused on executing our strategy."

The Company issues press releases only for material or substantial sales orders. An updated summary of recent sales activity and deployments is expected soon, providing a consolidated view of AITX's growing presence across multiple sectors and product lines.

RMR is money earned from customers who pay for a subscription to a service or product. The Company's solutions are generally offered as a recurring monthly subscription, typically with a minimum 12-month subscription contract.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis, including the above statement that "the Company expects to add between $120,000 and $200,000 in new recurring monthly revenue (RMR) during the second quarter of its fiscal year 2026, ending August 31." The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/